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                                                                    EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 9, 2002

Dear Sir/Madam:

We have read the first sentence of the first paragraph and the second and third paragraphs of Item 4 included in the Form 8-K dated May 6, 2002 of Acres Gaming Incorporated filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP



Copy to:
Pat Cavanaugh
Senior Vice President and Chief Financial Officer
Acres Gaming Incorporated